Exhibit 99.1

CHRISTOPHER L. BRITTON
PO Box 893
Richland, WA 99352

July 16, 2007

Robert L. Ferguson
Chairman of the Board
Vivid Learning Systems, Inc.
5728 Bedford Street
Pasco, WA 99301

Subject:  Resignation

As a result of recent events and the obligations of my current employment, it is my desire to resign from the Board of Vivid Learning Systems. Please consider this my formal resignation which is effective Thursday, July 19, 2007.

Christopher L. Britton